Exhibit 10.101

AMENDMENT NUMBER SIX TO THE

METLIFE AUXILIARY PENSION PLAN

(As amended and restated effective January 1, 2008)

The MetLife Auxiliary Pension Plan is hereby amended, effective January 1, 2012, as follows:

1.	Part I Article 1 is hereby amended to read as follows:

“The purpose of the Plan is to provide to certain participants employed by the Company, and other employers (each an “Employer”) participating under the Metropolitan Life Retirement Plan for United States Employees (“Retirement Plan”) and his/her beneficiaries, the excess amount that would have been payable under the Retirement Plan in the absence of the limitations under (i) section 415 of the Internal Revenue Code of 1986 (as amended) (“Internal Revenue Code”), (ii) section 401(a)(17) of the Internal Revenue Code, or such lesser limit as in effect under the Retirement Plan and (iii) or (iii) section 1.415(c)-2(c) of the Income Tax Regulations “Regulation(s)”, that excludes compensation deferred under the Company’s or an Employer’s deferred compensation arrangements.

Except for terms defined in this Plan, all capitalized terms used in this Plan shall have the same definition and meaning assigned to those terms under the Retirement Plan.”

2.	Part I, Article 2, Section 2.1, subsection (b) is hereby amended to read as follows:

“(b)	whose Retirement Plan benefits are reduced because of the application of section 415 of the Internal Revenue Code, including Regulation section 1.415(c)-2(c).”

3.	Part I, Article 4, Section 4.2, subsection (a) subpart (iii) is hereby amended to read as follows:

“(iii) Regulation section 1.415(c)-2(c) (with respect to deferred compensation arrangements); and,”

4.	Part I, Article 7, is hereby amended to read as follows:

“The Company shall have the ability to withhold any tax amounts (whether income, employment, estate or other tax) it determines, in its discretion, is due and owing from the Participant to the Company, whether the tax obligation arose on account of the benefit under this Plan or arose due to other wages or amounts payable by the Company to the Participant. If, however, tax is determined, in the discretion of the Company and in accordance with any process the Plan Administrator approves for the determination and collection of taxes, to be due and owing from the Participant, at a time other than when amounts are due to be paid from this Plan, then the Company will have the discretion to reduce the accrued benefit or account balance of the Participant in this Plan by the amount of any tax that it determines is due and owing.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted in its name and behalf this 20th day of December, 2012, by its officer thereunto duly authorized.

METROPOLITAN LIFE INSURANCE COMPANY,		By:	/s/ Andrew Bernstein
Andrew Bernstein, Plan Administrator
ATTEST:	/s/ Anne Browne

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